Exhibit 19.1
MONROE CAPITAL CORPORATION
MONROE CAPITAL BDC ADVISORS LLC
(excerpt from Code of Ethics)
I.Prohibition Against Insider Trading
1.Background
This Section I. is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Company and requires that the Company establish and enforce procedures designed to prevent the misuse of material, non-public information by its associated persons. This Section I. applies to all Access Persons. Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may expose an Access Person to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through improper trading, impose a penalty of up to three times the illicit windfall, and permanently bar an Access Person from the securities industry. In addition, an Access Person may be sued by investors seeking to recover damages for insider trading violations. Finally, insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Access Person who is found liable for insider trading may also be subject to penalties.
No Access Person may trade a security, either personally or on behalf of any other person or account (including any Fund), while in possession of material, non-public information concerning that security or the issuer thereof, nor may any Access Person communicate material, non-public information to others in violation of the law.
Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a security. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, an Access Person should direct any questions about whether information is material to the Chief Compliance Officer. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press may also be material.
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Exhibit 19.1
2.Specific Sources of Material, Non-Public Information
Below is a list of potential sources of material, non-public information that Access Persons of the Company may periodically access. If an Access Person accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material, non-public information about a publicly-traded company and immediately notify the CCO if they feel that they have received material, non-public information. This list is provided for general guidance and is not a fully inclusive list of all possible sources of material, non-public information.
i.Contacts with Public Companies
Contacts with public companies will sometimes be a part of the Company’s research efforts. Persons providing investment advisory services to the Funds may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect themselves, Clients and the Company, Access Persons should contact the Chief Compliance Officer immediately if they believe that they may have received material, non-public information.
ii.Contacts with Research Consultants
Access Persons may wish to engage the services of third-party research firms (a “Consulting Service”), to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Access Persons must be especially alert to the potential for access to material non-public or confidential information during such contacts.
Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO or appointed designee via the Compliance Platform. The CCO or appointed designee will maintain a list of all Company contacts with Consultants.
The following guidelines apply to all Access Person contacts with Consulting Services and Consultants:
•Prior to any conversation with a Consultant, an Access Person must remind or inform such Consultant that neither the Company nor such Access Person wish to receive any material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose;
•The Consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Company or its Access Persons with his or her services, or inform the Access Person or the Company otherwise;

Exhibit 19.1
•If a Consultant inadvertently discloses material, non-public information regarding any company, the Access Person must contact the CCO immediately, who will determine if the company must be added to the Restricted List;
•The CCO may chaperone calls with Consultants;
•Access Persons may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation;
•Access Persons are reminded of their non-disclosure obligations regarding Company information.
iii.Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. In light of these rules, it is the Company’s general policy, which is applicable to all Access Persons that any Access Person in possession of material, non-public information regarding a tender offer is prohibited from trading the tender offer issuer or the target issuer in any Client or personal account and is prohibited from “tipping” others about such information. Any Access Persons in possession of material, non-public information regarding a tender offer must report it immediately to the CCO.
iv.Debt Securities
The Company may wish to invest in certain debt securities of a public issuer. Investors in debt securities may often be privy to material non-public information provided to lenders and investors. Should an Access Person decide they need to access private information of a public issuer to debt securities, they should notify the CCO immediately. Access Persons are prohibited from accessing non-public information of a public issuer to debt securities on any debt tracking systems (i.e., Intralinks, SyndTrak Online, or any other data room or data site) without the approval of the CCO. Even if they decide to not access such information, they should exercise caution as there is a heightened risk of inadvertent exposure to private information when investing in debt securities. Any Access Person in possession of material, non-public information regarding debt securities must report it immediately to the CCO.
Notwithstanding the fact that certain investment instruments being considered for purchase by the Company may not be deemed securities, there may be instances where Access Persons receive information that is not generally known by other institutional investors – even those institutional investors who may be similarly situated (e.g., lenders that are privy to non-public information and have access to bank-level information or primary lender meetings). In situations where the Company has access to material, non-public information to which other potential

Exhibit 19.1
investors/counterparties may not have access, Access Persons should consult with the Company’s General Counsel or the CCO, as appropriate, as to whether any proposed purchase or sale of an instrument should be made, and, if made, should include the use of a “Big Boy” letter, or, if the instrument is a loan, should be made by means of a form such as the standard LSTA form which includes disclosure concerning the possibility of asymmetry in access to such information. In such cases the General Counsel or the CCO, in consultation with the Senior Management Team, shall make that determination and prepare an appropriate disclosure letter. A log of transactions in which “Big Boy” letters or provisions are used and copies of any executed “Big Boy” letters shall be maintained by the CCO or appointed designee.
v.Directorships and Creditors’ Committee Memberships
Access Persons may not serve on the board of any company whose securities are publicly traded or of any company in which the Company or any Client account owns securities without the prior approval of the CCO. Additionally, an Access Person may not be a member of the board of directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer without the prior approval of the CCO.
When joining the board of directors, becoming a board observer or being appointed to a creditors’ committee or other similar position that is likely to result in the receipt of information not available to other market participants with respect to an issuer which is or may become a portfolio company, Access Persons assume certain duties limiting the use of confidential information they may receive. Access Persons are required to give notice to the CCO and to Senior Management Team prior to entering into these relationships and to cooperate with the CCO and the appointed designees in order to maintain the outside business activities log and abide by the corresponding policy and procedures. Any issuers (e.g., portfolio companies) for which the Company has a board seat or board observer rights should be reported to the CCO and the CCO will maintain a log of such board seats and observer rights.
All outside activities conducted by an Access Person must be approved prior to participation by the CCO by completing Outside Business Activities Questionnaire via the Compliance Platform. Please see Section F.5. of this Code for additional information regarding outside activities of Access Persons.
The Company may not effect transactions in the securities of any issuer in which Access Persons are serving on the board of directors, creditors’ or steering committee, or engaged in any capacity set forth above, without the prior approval of the CCO. Please note the following:
•Clients may be “frozen” into certain positions. For example, if an Access Person is appointed to an issuer’s board of directors (or gains board observation rights) subsequent to an investment made by a Client, that Client may not sell securities in that issuer without prior CCO approval.
•Subject to the possibility of being “frozen” into positions for an indefinite time as described immediately above, Clients may participate on an “allocation” basis in buy/

Exhibit 19.1
long trades with other Clients which have received permission from the CCO to invest in such an issuer. They may not, however, sell without prior CCO approval.
•These restrictions apply to secondary market trading in the securities of issuers on the outside business activities log. They do not generally apply to the sale of securities held in a portfolio company when such sales are part of a sale of securities of the company pursuant to an offering memorandum, or to a purchase, redemption, sale, or transfer directly to or from the issuer. The CCO should be consulted in cases in which there is uncertainty as to whether this restriction applies to a given transaction.
vi.Confidentiality Agreements
In order to gain important information as part of the investment consideration process, the Company frequently enters into confidentiality agreements with third parties (e.g., prospective portfolio companies, financial advisers, bank syndicate members or other primary or secondary lenders). Such confidentiality agreements sometimes specifically restrict the Company’s investment activity in identified issuers (i.e., contractually prohibit trading in any security of the issuer and certain affiliates), but usually simply raise the possibility that material, non-public information may be conveyed to the Company. Additionally, many issuers, their agents, or other counterparties specifically require that potential investors agree to be bound by a confidentiality agreement before they will be provided access to investment-related information via electronic workspaces (e.g., Intralinks and SyndTrak). Access Persons should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material, non-public information. Access Persons should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If an Access Person is uncertain as to their rights and obligations under a confidentiality agreement, they should contact the CCO.
Upon execution of any confidentiality agreement, the signed agreement must be provided promptly, either directly or through an online portal, to the CCO or appointed designee who will retain all confidentiality agreements for access and monitoring.
After execution of a confidentiality agreement, the issuer will be added to the Company’s confidentiality agreement log and the Restricted List (defined below), in each case as the CCO or appointed designee may deem to be appropriate. Note that in the case of issuers who have no publicly traded securities (or other readily tradable instruments that could be traded without the prior knowledge of the CCO), or who have bank debt which trades under the standard LSTA (or similar) documentation, the CCO or appointed designee may determine not to add the name to the Restricted List.
Entry into a confidentiality agreement can (and Access Persons must assume that it will) cause information received by any Access Person that is protected by that confidentiality agreement to constitute material, non-public information which in turn is subject to this Code (and the federal securities laws).

Exhibit 19.1
All trades in instruments of issuers that are subject to confidentiality agreements must be discussed beforehand with the CCO, except for trades of bank debt when the relevant confidentiality agreement pertains to information made available to other lenders in the same class or when the trade is to be effected using standard LSTA (or similar) documentation.
vii.Electronic Workspace Access
Electronic workspaces such as Intralinks and SyndTrak require users to make “Public” or “Private” declarations in most issuer workspaces. Access Persons that make a “Private” declaration in an Intralinks workspace for a particular issuer that is a public company (known as “Going Private”) may be permitted to view material, non-public information and, in addition, typically may subject the Company or a Fund to certain confidentiality obligations similar in effect to the written confidentiality agreements described above. As in the case of written confidentiality agreements, Access Persons must notify the CCO or appointed designee whenever a declaration of “Private” is selected for a public company so the CCO or appointed designee can check for conflicts and avoid the possibility of inadvertently subjecting any advisory Client to a trading restriction or other obligation before steps can be taken to mitigate such restrictions by, for example, the implementation of a “Firewall”, or amending the agreement.
When Intralinks does not give the user the ability to make a “Public” or “Private” declaration, Access Persons are responsible for determining, in consultation with the CCO or appointed designee, whether the information in the workspace constitutes material, non-public information and whether the issuer should be placed on the Company’s Restricted List.
As the CCO or appointed designee deems appropriate, the issuer will be added to the Company’s confidentiality agreement log and Restricted List.
viii.Big Boy Letters
In situations where the Company may have access to certain investment-related information to which potential counterparties may not have access, consideration should be given as to whether the use of a “Big Boy” letter is advisable as part of any contemplated trade. The General Counsel shall make that determination and draft the appropriate disclosures for use in the proposed transaction documents. A log of transactions in which “Big Boy” letters or provisions are used and copy of any executed “Big Boy” letters that the Company enters into shall be maintained by the CCO or appointed designee.
Access Persons do not have the authority to sign Big Boy Letters until the General Counsel, in consultation with the CCO, as appropriate, has reviewed the specific circumstances surrounding the proposed transaction. In cases of actual or apparent asymmetrical access to information, the General Counsel, in consultation with outside legal counsel as appropriate, will determine what terms are appropriate based on the particular facts and circumstances. Access Persons with a title of Managing Director may sign “Big Boy” letters only with the prior approval of the General Counsel or appointed designee.

Exhibit 19.1
Current drafts of approved forms of “Big Boy” letters are available upon request from the General Counsel.
ix.“PIPE” Transactions
Private investments in public companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material, non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. Access Persons should notify the CCO immediately and exercise particular caution any time they become aware of material, non-public information relating to a PIPE offering.
x.Strategic Partnerships
The Company, through one of its affiliates, has entered into and may in the future enter into strategic partnerships with third-party asset managers (together with their funds or other affiliates, “Strategic Partners”). As a result of these strategic partnerships, both the Company and the Strategic Partners as well as their respective affiliates may potentially be exposed to material, non-public information. Accordingly, the Company and the Strategic Partners will implement certain information barriers in the form of compliance policies and procedures, as further discussed in this Section I., to prevent sharing of material, non-public information among the Company, the Strategic Partners, and their respective affiliates.
3.Compliance Procedures
An Access Person, before executing any trade for himself or herself, or others, including the Funds or other accounts managed by the Company or by a stockholder of the Company, or any affiliate of the stockholder, must determine whether he or she has material, non-public information.
Access Persons should ask themselves the following questions:
•Is the information material?
•Is this information that an investor would consider important in making his or her investment decisions?
•Is this information that would substantially affect the market price of the securities if disclosed?
•Is the information non-public?
•To whom has this information been provided?
•Has the information been effectively communicated to the marketplace by appearing in publications of general circulation?
•Is the information already available to a significant number of other traders in the market?

Exhibit 19.1
Any Access Person who believes he or she is in possession of material, non-public information or who has any questions as to whether the information is material and non-public must take the following steps:
•Report the information and proposed trade immediately to the Chief Compliance Officer.
•Do not purchase or sell the securities on behalf of anyone, including Client accounts.
•Do not communicate the information to any person, other than to the Chief Compliance Officer.
After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and, if so, what action the Access Person should take, including completion of a Restricted List Addition Form through the Compliance Platform. An Access Person must consult with the Chief Compliance Officer before taking any further action. This degree of caution will protect the Access Person and the Company.
4.Restricted and Watch Lists
Receipt by the Company or an Access Person of material, non-public information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Access Persons do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO or duly appointed designee will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities, and will deny permission to effect transactions in Client or Access Person accounts in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Access Persons as it is updated. No Access Person may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions regarding designated securities are also considered to extend to options, rights, or warrants relating to those securities and any securities convertible into those securities. No conclusion should be drawn from the addition of an issuer to the Restricted List.
At times, an Access Person may have possession of material, non-public information on a specific company as a result of his or her being behind a firewall. In such cases, the CCO or appointed designee will create a specialized Restricted List for the Access Person behind the wall in order to prevent trading in the company’s securities until such time as the CCO has deemed the information in the Access Person’s possession to be in the public domain or no longer material.
If a security is added to either the Company’s firm-wide Restricted List or an individual or group Access Person Restricted List, Access Persons will be restricted from purchasing or selling all securities related to that issuer until such time as the security is removed from the applicable Restricted List. The Compliance Platform has the information necessary to deny pre-clearance if these situations apply.

Exhibit 19.1
The CCO will be responsible for determining whether to remove a particular company from the Restricted List. The Access Person requesting the removal of an issuer from the Restricted List shall complete a Restricted List Deletion Form via the Compliance Platform.
In addition, with respect to strategic partnerships between the Company and any Strategic Partners, the Company and its affiliates are prohibited from making loans to, or other investments in, any company in which the Strategic Partners are invested in (or intend to invest in). To that end, each Strategic Partner will provide the Company’s CCO with a “restricted list” of companies (each, a “Watch List”) that each Strategic Partner is currently invested in or is considering investing in on behalf of themselves or their funds. Each Watch List will be updated each time specific names are added or removed. The CCO will be responsible for maintaining, updating, and disseminating each Watch List to the Company’s legal and compliance personnel who will be the only Access Persons with access to the Watch List. To implement this policy, Monroe’s CCO may confer with each Strategic Partner’s Chief Compliance Officer (or other senior personnel responsible for compliance for each Strategic Partner).
The Restricted List and the Watch List are confidential, proprietary information which must not be distributed outside of the Company.
5.Confidentiality of Material and Non-Public Information
i.Communications and Information Handling
Information in Access Persons’ possession that they identify as material and non-public may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.
Care should be taken so that material, non-public information is secure. For example, files containing material, non-public information should be sealed or locked and access to computer files containing material, nonpublic information should be restricted. As a general matter, materials containing such information should not be removed from the Company’s premises without approval of the CCO and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Access Persons should:
•distribute materials containing material, non-public information only on a “need-to-know” basis;
•take care so that telephone conversations cannot be overhead when discussing matters involving material, non-public information (e.g., speaker telephones should generally be used in a way so those outsiders who might be in the Company’s offices are not inadvertently exposed to this information);
•limit access to offices and conference rooms when these rooms contain materials that contain material, non-public information; and
•take care not to leave materials containing material, non-public information displayed on the computer viewing screen when they leave their computers unattended.

Exhibit 19.1
Access Persons should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken that such information is secure at all times. For example, Access Persons should not leave documents or papers containing material, non-public information on their desks or otherwise for people to see; access to files containing material, non-public information and computer files containing such information should be restricted; and conversations containing such information, if appropriate at all, should be conducted in private.
An Access Person may not make unauthorized copies of material, non-public information. Additionally, Access Persons must ensure the disposal of any material, non-public information in their possession is authorized (for example, material, non-public information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of their employment with the Company, Access Persons must permanently delete any material, non-public information (and all copies thereof in any media) in their possession or under their control.
ii.Information Wall with Strategic Partners
All Access Persons of the Company are (1) strictly prohibited from providing any Strategic Partner with any information relating to borrowers and/or potential borrowers of the Company and its affiliates and (2) required to keep all of the Company’s and its affiliates’ portfolio company data (including without limitation, decisions to lend, to not lend, waiver of events of default and/or to enforce loan terms) confidential and to not disclose such information to any Strategic Partner, in each case, unless otherwise permitted in writing by the CCO. In order to implement this policy, the CCO may confer with each Strategic Partner’s Chief Compliance Officer (or other senior personnel responsible for compliance for each Strategic Partner).